Exhibit 10.5

SOFTWARE LICENSE AND SERVICES AGREEMENT

THIS SOFTWARE LICENSE AND SERVICES AGREEMENT and the Exhibits attached hereto (collectively, the "Agreement") is entered into by and between MyECheck, Inc., a Wyoming Corporation ("MyECheck"), and GreenPay LLC, a Wyoming Limited Liability Company ("GREENPAY"), on February 24, 2014 (the "Effective Date"). In consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1. DEFINITIONS. The following definitions apply throughout this Agreement:

1.1 "Documentation" means MyECheck's published user manuals relating to the Software as of the Effective Date or as it relates to any Modification or Major Release as of the date of delivery of each Modification or Major Release, as applicable.

1.2 "Error" means any failure of the Software to operate in conformance with the Documentation in any material respect.

1.3 "Maintenance" shall mean the services provided by MyECheck to GREENPAY as set forth in Section 7 and Exhibit B attached hereto.

1.4 "Modification" means any revisions, enhancements, bug fixes, patches, Error resolutions and all other changes to the Software required to insure that the Software operates in conformance with the Documentation and Specifications.

1.5 "Order" means the form forwarded by MyECheck, substantially equivalent to Exhibit A to this Agreement, to purchase a license to use Software or to purchase Maintenance under this Agreement.

1.6 "Production" means GREENPAY's use of the Software to provide e-commerce functionality to GREENPAY's customers (or potential customers) through a live GREENPAY service or GREENPAY customer, partner or affiliate service.

1.7 "Professional Services Agreement" means the agreement attached hereto as Exhibit C and all written statements of work signed by GREENPAY and related thereto.

1.8 "Software" means the software modules listed in Exhibit A and any Major Releases, Modifications, interim releases, bug fixes and patches applicable to such software modules.

1.9 "Source Code" means the Software fully documented in its source code (i.e., human readable) form; (ii) a compiler, similar computer program or any other software which is necessary to convert the source code form into the object code form of the Software; and (iii) runtime software necessary to execute the source code form of the Software, including but not limited to interpreters and templates. Also for the purposes of this Agreement, "Commentary" shall include explanations, flow charts, schematics, algorithms, subroutine descriptions, class and object descriptions, memory and overlay maps, statements of principles of operations, architecture standards, data flow descriptions, class, base-class and sub-class descriptions, data structures and control logic of the software and any other documentation of the source code form of the Software, all in sufficient detail to enable a trained programmer through study of such materials to maintain and/or modify the software without undue experimentation.

2. LICENSE GRANT. Subject to the terms and conditions of this Agreement, MyECheck hereby grants to GREENPAY (and its successors and assigns as permitted herein) a perpetual, non-exclusive, transferable (except as otherwise expressly set forth herein), enterprise-wide right and license to use, maintain, modify, enhance and create derivative works from the Software (in object code form only and only in accordance with the Documentation) and the Documentation for GREENPAY's business use in accordance with the provisions of Section 3, and to make as many backup (non-use other than for disaster testing and recovery purposes) copies as may be necessary, provided that GREENPAY shall keep a record of each such backup copy and the location of its storage, and shall provide any and all such records to MyECheck upon request. GREENPAY must reproduce and include any and all copyright, proprietary and any other notices that appear on the original Software and any media therefore on any copies made by GREENPAY. GREENPAY may exercise its rights hereunder through third party subcontractors for the sole purpose of assisting GREENPAY in its permitted use of the Software; provided, however, that each such third party subcontractor must agree in a legally binding writing, to which MyECheck is a named third party beneficiary, to be bound by terms and conditions at least as protective of and beneficial to MyECheck as those set forth herein.

3. RESTRICTIONS ON USE.

3.1 Proprietary Rights. GREENPAY acknowledges that the Software, its structure, organization and Source Code, and the Documentation are the property and constitute valuable trade secrets of MyECheck and its suppliers. GREENPAY agrees not to: (a) decompile or disassemble the Software, separate the Software into its component parts, or in any way attempt to reconstruct or discover any source code or algorithms of the Software by any means whatsoever; (b) remove any product identification, trademark, copyright, confidentiality, proprietary or other notice contained on or within the Software; (c) modify or create any derivative works from the Software or any part thereof, except to the extent that the Software provides for user-modifiable components (d) except as otherwise permitted herein, sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Software or any component thereof; (e) otherwise copy or use the Software for any purpose or in any manner not expressly permitted in this Agreement; or (f) knowingly permit or encourage any third party to do any of the foregoing. All assistance requested by GREENPAY for integration with existing or proposed GREENPAY systems or software shall be provided by MyECheck in accordance with Section 7. All rights in and to the Software and Documentation not expressly granted to GREENPAY in this Agreement are reserved by MyECheck and its suppliers.

3.2 Restrictions. GREENPAY shall use the Software only on the operating system specified in Exhibit A; provided, however, that a breach of this sentence by GREENPAY shall not be considered a material breach.

4. ORDERING AND DELIVERY. An Order will be binding on both parties when signed by authorized representatives of GREENPAY. Each Order shall include the following information: (a) the Software licensed or to which Support and Maintenance shall apply, and (b) the applicable fees. No additional or different terms in any purchase order or similar document shall modify the terms of this Agreement. For purposes of this Agreement, initial delivery of the Software and Documentation will be deemed to have occurred upon MyECheck providing GREENPAY with a password to access a web page from which GREENPAY may download the Software and Documentation. The Software will be deemed accepted upon initial delivery, subject to the warranties in Section 9.

5. LICENSE FEES AND PAYMENT. GREENPAY shall pay to MyECheck the license fees for the Software set forth in Exhibit A (the "License Fees"). All fees hereunder exclude all applicable sales, use, value-added, property and other taxes, including duties and similar mandatory payments, and GREENPAY will be responsible for payment of all such taxes (other than taxes based on MyECheck's net income), and any related penalties and interest, arising from the payment of such fees, the delivery or license of the Software, or the provision of any services to GREENPAY. All amounts under this Agreement are in U.S. dollars and payment must be made in such. GREENPAY will make all payments of amounts due under this Agreement to MyECheck free and clear of, and without reduction for, any withholding taxes. If GREENPAY is legally required to make any such withholding from any payment due to MyECheck under this Agreement, the sum payable by GREENPAY upon which such withholding is based shall be increased to the extent necessary to ensure that, after such withholding, MyECheck receives an amount equal to the amount MyECheck would have received in the absence of such withholding. GREENPAY will provide MyECheck with official receipts issued by the appropriate taxing authority, or such other evidence as MyECheck may reasonably request, to establish that such taxes have been paid. MyECheck reserves the right to charge interest on any overdue amounts at a rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid plus reasonable costs incurred in collection (including reasonable attorneys' fees).

6. OWNERSHIP OF DERIVATIVE WORKS.

Derivative Works. Any and all derivative works to the Software which are created pursuant to this Agreement shall be owned by MyECheck, but GREENPAY shall have the same rights and licenses to such derivative works as GREENPAY has to the Software.

7. MAINTENANCE.

7.1 Maintenance Terms. Maintenance provided by MyECheck shall be pursuant to MyECheck's standard maintenance terms, a copy of which is attached hereto as Exhibit B. Maintenance shall be provided solely to the Maintenance site set forth in Exhibit A.

7.2 Maintenance Fees and Payment. GREENPAY shall pay to MyECheck the Maintenance fee set forth in Exhibit A for Maintenance for twelve (12) months from the Effective Date. Additional periods in one year increments and shall be priced at MyECheck's then-current standard license fee; provided, however, that in no event shall GREENPAY's Maintenance fee relating to the licenses purchased by GREENPAY on the Effective Date increase by more than ten percent (10%) from year to year after the second consecutive 12 month term of licensing .. GREENPAY's payment of Maintenance fees shall be due in advance, on the first day of each month, (prorated for partial months). In the event that Maintenance is discontinued or suspended, to reinstate or renew Maintenance GREENPAY must first pay MyECheck Maintenance fees for the interim period during which Maintenance was discontinued or suspended and MyECheck may in its sole discretion elect not to accept such renewal or reinstatement.

8. SERVICES. Services (other than support and maintenance services provided pursuant to Exhibit B), if any, to be provided to GREENPAY by MyECheck shall be under the terms of Exhibit C attached hereto ("Services Exhibit").

9. WARRANTY.

9.1 Limited Software Warranty. MyECheck represents, warrants, and covenants that:

MyECheck warrants to the original end user ("Customer"), and not to subsequent end users, of the Extreme Networks software product ("Software") that for ninety (90) days from the date of installation of the Software from MyECheck, the Software shall substantially conform with the specification for the Software at the ("Documentation"). MyECheck does not warrant (i) that the Software is error free, (ii) that Customer will be able to operate the Software without problems or interruptions or (iii) that the Software will be free of vulnerability to intrusion or attack. Except for the limited warranty set forth in this section, the Software is provided "AS IS."

9.2 Disclaimer. EXCEPT FOR THE LIMITED REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY STATED HEREIN, THE SOFTWARE, DOCUMENTATION AND MAINTENANCE, AS WELL AS ALL SERVICES, ARE PROVIDED "AS IS," AND MYECHECK AND ITS SUPPLIERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE LIMITED REPRESENTATIONS, WARRANTIES AND COVENENANTS EXPRESSLY STATED HEREIN, MYECHECK AND ITS SUPPLIERS DO NOT WARRANT OR REPRESENT THAT THE SOFTWARE, DOCUMENTATION OR MAINTENANCE WILL BE FREE FROM BUGS OR THAT THEIR USE WILL BE UNINTERRUPTED OR ERROR-FREE, OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE OR DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. GREENPAY ACKNOWLEDGES THAT MYECHECK IS NOT RESPONSIBLE FOR AND WILL HAVE NO LIABILITY FOR HARDWARE, SOFTWARE OR OTHER ITEMS OR ANY SERVICES PROVIDED BY ANY PERSON OR ENTITY OTHER THAN MYECHECK OR ITS EMPLOYEES, AGENTS OR CONTRACTORS OR FOR NETWORK FAILURE. GREENPAY FURTHER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT.

10. CONFIDENTIALITY. In the course of performing this Agreement, the parties may disclose to each other Confidential Information. "Confidential Information" shall mean any and all non-public technical and non-technical information provided by either party to the other, including but not limited to (i) patent and patent applications; (ii) trade secrets; and (iii) proprietary information including, but not limited to, ideas, sketches, techniques, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the parties, and including, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales, merchandising, marketing plans and information the disclosing party provides regarding third parties. All Confidential Information shall remain the sole property of the disclosing party, and the receiving party shall have no interest in or rights with respect thereto except as expressly set forth in this Agreement. Each party agrees: (i) not to use any Confidential Information of the other party for any purpose except in the performance of its obligations under this Agreement or as otherwise expressly permitted hereunder; (ii) to disclose such Confidential Information only to employees (or third party subcontractors permitted under this Agreement) who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than that set forth herein; (iii) to protect such Confidential Information from unauthorized use, access or disclosure in the same manner that it protects its own similar Confidential Information, but in no event with less care than a reasonably prudent business would exercise and (iv) to promptly notify the other party of any actual or potential unauthorized access to or use of Confidential Information. The foregoing restrictions on disclosure shall not apply with respect to any information which: (a) was or becomes generally known or publicly available through no act or failure to act on the part of the receiving party; (b) is known by the receiving party without restrictions on disclosure at the time of receiving such information as evidenced by its records; (c) is rightfully furnished to the receiving party without restrictions on disclosure by a third party without a breach of such third party's obligations of confidentiality; or (d) is required by law to be disclosed by the receiving party, provided that the receiving party: (x) gives the disclosing party prompt written notice of such requirement prior to such disclosure; (y) provides assistance in obtaining an order protecting Confidential Information from disclosure; and (z) discloses information only to the extent required by law. GREENPAY further agrees not to disclose to any third party any performance information (including, without limitation, benchmarks) relating to the Software except as otherwise expressly contemplated herein. This Section 10 will survive any termination of the Agreement for a period of three (3) years with respect to non-technical information and in perpetuity with respect to technical information, including the Software, the Documentation and any code.

11. MYECHECK INDEMNITY. MyECheck agrees to indemnify, defend and hold harmless GREENPAY, its officers, directors, employees and agents from and against all damages and costs (including reasonable attorneys' fees) finally awarded against GREENPAY (or finally settled upon) and arising from or relating to:

(i) any claim brought against GREENPAY by a third party alleging that the Software directly infringes any patent, copyright, trademark or other intellectual property right or misappropriates any trade secret (recognized as such under the Uniform Trade Secrets Act). The parties acknowledge and agree that MyECheck's obligations under this item (i) of this Section 11 are conditioned upon GREENPAY providing MyECheck: (a) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); provided that a failure of the GREENPAY to promptly notify MyECheck shall not relieve MyECheck of liability hereunder except to the extent that MyECheck 's defenses to such claim are materially impaired by such failure to promptly notify; (b) sole control over the defense or settlement of such claim, it being agreed that MyECheck shall not enter into any settlement imposing any liability or obligation on GREENPAY without GREENPAY's prior written consent; and (c) assistance at MyECheck's request and sole expense, to the extent reasonably necessary for the defense or settlement of such claim. If any claim that MyECheck is obligated to defend has occurred or, in MyECheck's opinion, is likely to occur, MyECheck may, at its option and expense either (1) obtain for GREENPAY the right to continue to use the applicable Software, (2) replace or modify the Software so it becomes non-infringing, without materially adversely affecting the Software's specified functionality, or (3) if (1) or (2) are not readily available after using reasonable commercial efforts or, if neither of the foregoing options is commercially reasonable, refund all fees paid by Customer and terminate this Agreement; provided that termination pursuant to this subsection 11 (ii)(3) shall be deemed a termination by GREENPAY for cause. Notwithstanding the foregoing, MyECheck shall not indemnify, defend or hold harmless GREENPAY for any claims solely based on: (a) any GREENPAY or third party intellectual property or software incorporated in or combined with the Software where in the absence of such incorporated or combined item, there would not have been infringement, but excluding any third party software or intellectual property incorporated into the Software at MyECheck's discretion; (b) Software which has been altered or modified by GREENPAY, by any third party or by MyECheck at the request of GREENPAY (where MyECheck had no discretion as to the implementation of modifications to the Software or Documentation directed by GREENPAY), where in the absence of such alteration or modification the Software would not be infringing; or (c) use of any version of the Software with respect to which MyECheck has made available a non-infringing updated, revised or repaired subsequent version or other applicable update, patch or fix;

(ii) the use of MyECheck's premises by GREENPAY employees pursuant to this Agreement; or

(iii) any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of MyECheck, its employees, subcontractors or agents. Furthermore, MyECheck agrees to maintain commercial general liability insurance of at least $2.5 million, covering MyECheck's obligations contained herein on a claims-made basis with coverage for at least one year from the date of completion of the services. The provisions of this Section 11 herein shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

12. GREENPAY INDEMNITY. GREENPAY agrees to indemnify, defend and hold harmless MyECheck from and against all damages and costs (including reasonable attorneys' fees) finally awarded against MyECheck (or finally settled upon) and arising from: (i) any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of GREENPAY, its employees, subcontractors or agents; (ii) any claim brought against MyECheck by a third party alleging that the GREENPAY Materials (as defined in Exhibit C) directly infringe any U.S. copyright or trademark or misappropriate any trade secret (recognized as such under the Uniform Trade Secrets Act) in existence as of the Effective Date; or (iii) any claim brought against MyECheck by a third party arising from or relating to any modification of the Software by GREENPAY or any use of the Software other than as permitted under this Agreement. The parties acknowledge and agree that GREENPAY's obligations under this section are conditioned upon MyECheck providing GREENPAY: (1) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); (2) sole control over the defense or settlement of such claim; and (3) assistance at GREENPAY's request to the extent reasonably necessary for the defense of such claim. The foregoing sets forth GREENPAY's sole and exclusive obligation and MyECheck's sole and exclusive remedy for any claim of intellectual property infringement or misappropriation relating to the GREENPAY Materials. Notwithstanding the foregoing, GREENPAY shall not indemnify, defend or hold harmless MyECheck for any claims arising from: (a) any MyECheck intellectual property or software incorporated in or combined with the GREENPAY Materials where in the absence of such incorporated or combined item, there would not have been infringement; (b) GREENPAY Materials which have been altered or modified by MyECheck (other than in response to a request by GREENPAY), where in the absence of such alteration or modification the GREENPAY Materials would not be infringing; (c) use of an any version of the GREENPAY Materials for which GREENPAY has made available an updated, revised or repaired subsequent version; or (d) the gross negligence or willful misconduct of MyECheck or any of its agents, subcontractors or employees. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, GREENPAY shall have the right, at its option, to: (x) obtain the rights to continued use of the GREENPAY Materials; (y) substitute other suitable, functionally-equivalent, non-infringing materials; or (z) replace or modify the GREENPAY Materials or their design so that they are no longer infringing. Furthermore, GREENPAY agrees to maintain commercial general liability insurance of at least $2.5 million, covering GREENPAY's obligations contained herein on a claims-made basis with coverage for at least one year from the date of completion of the services. The provisions of this Section 12 herein shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

13. Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTION 9 OR WITH REGARD TO ANY DUTY OR OBLIGATION REQUIRED PURSUANT TO SECTION 11 OR 12 OR WITH REGARD TO ANY ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, NEITHER PARTY HERETO NOR ITS SUPPLIERS SHALL BE LIABLE FOR ANY LOSS OF USE OR GOODWILL, INTERRUPTION OF BUSINESS, LOSS OR INACCURACY OF BUSINESS INFORMATION, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ANY BREACH OF SECTION 3.1 OR 9 OR WITH REGARD TO ANY DUTY OR OBLIGATION REQUIRED PURSUANT TO SECTION 11 OR 12 OR WITH REGARD TO ANY FEE PAYMENT OBLIGATIONS OR ACT OF GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNT OF LICENSE FEES RECEIVED BY MYECHECK UNDER THIS AGREEMENT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

14. TERM AND TERMINATION.

14.1 Term. This Agreement shall remain in effect unless and until terminated as provided herein.

14.2 Termination. GREENPAY may terminate this Agreement at any time for any reason following thirty (30) days notice to MyECheck. Either party may terminate this Agreement if the other party fails to cure any breach of this Agreement within thirty (30) days after receiving notice of the occurrence of such breach (or immediately in the case of a material breach of a material term within Section 3 or Section 9).

14.3 Effects of Termination. Upon termination of this Agreement for any reason, any amounts owed under this Agreement will be immediately due and payable all rights and licenses granted under this Agreement will immediately cease to exist, and GREENPAY must promptly discontinue all use of the Software and Documentation. Upon termination GREENPAY shall erase all copies of the Software and Documentation from GREENPAY's computers, return to MyECheck or destroy all copies of the Software and Documentation on tangible media in

GREENPAY's possession or control and certify in writing to MyECheck that it has fully complied with these requirements.

14.4 Survival. Sections 1, 3, 5, 6, 9, 10, 11, 12, 13, 14 and 15 shall survive any termination hereof.

15. GENERAL.

15.1 Independent Contractors. The relationship of MyECheck and GREENPAY established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

15.2 Compliance with Laws. Each party will comply with all applicable export and import control laws and regulations in its use of the Software and will not export or re-export the Software without all required United States and foreign government licenses.

15.3 Press Release. Upon execution of this Agreement and as soon as reasonably practical after the GREENPAY's first full week of Production, the parties may issue a mutually agreed press release regarding GREENPAY's engagement of MyECheck and use of the Software. MyECheck may develop and, with the GREENPAY's prior written consent (such consent not to be unreasonably withheld or delayed) publish a case study, highlighting the main benefits provided by MyECheck and the Software, when the first GREENPAY site goes into Production. MyECheck agrees not to publicly issue any press release without GREENPAY's prior approval (which approval will not be unreasonably withheld or delayed).

15.4 Notices. Any notice required or permitted hereunder shall be in writing and delivered in person or by means evidenced by a delivery receipt to the address specified below and will be effective upon receipt. Either party may change its contact information upon written notice to the other party.

15.5 Assignment. This Agreement may not be assigned or transferred by GREENPAY (in whole or in part and whether voluntarily, involuntarily, or by operation of law) without the prior written consent of MyECheck and any attempt to do so shall be null and void and of no effect. Notwithstanding the foregoing, GREENPAY may assign this Agreement to an entity that acquires or succeeds to all or substantially all of GREENPAY's business and assets (a "Successor") by providing thirty (30) days prior written notice to MyECheck, and provided that: (i) MyECheck does not reasonably consider such Successor a direct competitor; and (ii) such assignment is in writing and states that such Successor is accepting all obligations of GREENPAY under this Agreement and agrees to be bound by and discharge each of the Agreement's terms, conditions, and obligations as if it were the original party hereto.

15.6 Governing Law. This Agreement shall be deemed to have been made and performed in, and shall be construed pursuant to the laws of the State of California, excluding application of its conflict of laws principles. In the event MyECheck initiates any legal proceeding with regard to the interpretation or enforcement of this Agreement, the parties hereby agree to submit to the exclusive jurisdiction of the appropriate state and federal courts of the State of California. In the event that GREENPAY initiates any legal proceeding with regard to the interpretation or enforcement of this Agreement, the parties hereby agree to submit to the exclusive jurisdiction of the appropriate state and federal courts of the State of California, County of El Dorado. Each party irrevocably waives, to the maximum extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such courts and any claims that any proceeding brought in any such court has been brought in an inconvenient forum. If either party retains counsel for the purpose of enforcing or preventing the breach or threatened breach of any provision contained herein or otherwise retains counsel to enforce any right or remedy it may have, then the prevailing party will be entitled to be promptly reimbursed by the non-prevailing party for all reasonable costs, fees and expenses, including reasonable attorneys' fees, expended or so incurred by the prevailing party. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed and shall not apply to this Agreement.

15.7 Remedies. Each party recognizes and agrees that there is no adequate remedy at law for a threatened or actual breach of Section 3, Section 6, Section 10 or Section 15.3, that such a breach would irreparably harm the non-breaching party and that such non-breaching party is entitled to seek equitable relief (including an injunction) with respect to any such breach or potential breach, in addition to any other remedies available at law.

15.8 Waivers and Amendments. Any waiver of or amendment to the terms of this Agreement shall be effective only if made in writing and signed by an authorized and duly empowered representative of each of the parties hereto. No failure to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any right hereunder.

15.9 Reference. Upon MyECheck's reasonable request (or the reasonable request of a third party directed to GREENPAY by MyECheck), GREENPAY may act as a reference for MyECheck, including taking reference calls from prospective MyECheck customers to discuss the merits of the Software and to share GREENPAY's experience working with MyECheck.

15.10 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid, that provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions shall remain in full force and effect. GREENPAY agrees that Section 13 will remain in effect notwithstanding the enforceability or unenforceability of any provision of Section 9.

15.11 Confidentiality of Agreement. Neither party will disclose any terms of this Agreement, including prices or discounts, to anyone other than its attorneys, accountants or other professional advisors or to any investor or potential investor who agrees to maintain the confidentiality of such information. Notwithstanding the foregoing, either party may make limited disclosure of the terms of this Agreement to the extent required by law, provided that the disclosing party: (i) provides the non-disclosing party reasonable prior notice of such disclosure, and (ii) uses its best efforts to protect and limit the disclosure of such information to the extent possible. Notwithstanding the foregoing, GREENPAY agrees that MyECheck may acknowledge GREENPAY as a MyECheck customer.

15.12 Construction. Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to". The parties acknowledge and agree that no implied rights or licenses are conveyed by this Agreement, that all rights are specific to the parties and do not extend to their parents, subsidiaries or affiliates and that all rights in and to the Software not expressly granted to GREENPAY in this Agreement are reserved by MyECheck and its suppliers.

15.13 Promotion. Each party hereby grants to the other party a nonexclusive, non-transferable, right and license to display such party's trademarks and logo (subject to the terms and conditions of such party's standard trademark usage guidelines) for purposes of reference and acknowledgement.

15.14 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

15.15 Inspection Rights. Upon reasonable notice and under the confidentiality terms of Section 10 MyECheck shall have the right once per year to reasonably inspect the GREENPAY's premises and relevant records to determine compliance with this Agreement.

15.16 Force Majeure. Any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, market shortage of materials, fire, earthquake, flood or any other event beyond the control of such party, provided that such party uses reasonable efforts, under the circumstances, to resume performance as soon as reasonably practicable.

15.17 U.S. Government Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. government agencies, as applicable), all U.S. Government users acquire the Software with only those rights set forth herein.

15.18 Section 365(n) of Internal Revenue Code. All rights and licenses granted under or pursuant to this Agreement by MyECheck to GREENPAY are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The parties agree that GREEPAY, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceeding by or against MyECheck under the Code, GREENPAY shall be entitled to retain all of its rights under this agreement.

1 5 . 1 9 Parties Advised by Counsel. This agreement has been negotiated between parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and any rule of law (including Section 1654 of the California Civil Code and any other authority of any jurisdiction of similar effect) which would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is hereby waived.

15.20 Entire Agreement. Both parties agree that this Agreement, along with the Exhibits hereto, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this Agreement.

15.21 Remedies. The rights and remedies of each party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it in law or in equity.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to enter into this agreement, effective as of the Effective Date.

MYECHECK, INC.	GREENPAY, LLC

BY: /s/ EDWARD R. STARRS	BY: /s/ MATTHEW A. HANSON

PRINT NAME: EDWARD R. STARRS	PRINT NAME: MATTHEW A. HANSON

TITLE: CEO	TITLE: MANAGING DIRECTOR

ADDRESS FOR NOTICE:	ADDRESS FOR NOTICE:

MyECheck, Inc.	GREENPAY, LLC

6026 Ladero Dr
El Dorado Hills, CA 95762
Phone: (916) 222-4376	Phone:
Fax: (866) 419-0363	Fax:

EXHIBIT A

SOFTWARE MODULES

LICENSE FEES

SOFTWARE LICENSE FEE	$100,000.00

TRANSACTION FEES

$0.01/Transaction

To run on Linux, Apache, & PGSQL

•	Patent enabling x9 file creation software (checkEngine) [compiled C code, multi threaded]

•	Database Schema for payment system [for PGSQL]

•	Web application for transaction collection and processing

•	Bank and Merchant reporting engine

•	Web based merchant reporting

•	Web based Administration (minimal)

EXHIBIT B

MAINTENANCE EXHIBIT

1. SCOPE OF COVERAGE. Upon payment of applicable fees, MyECheck will provide consulting and maintenance services pursuant to this Exhibit ("Maintenance") for a period of twelve (12) months following the date of execution of this agreement.

2. MAINTENANCE SERVICES. Subject to the terms of this Exhibit and GREENPAY's payment of all Maintenance fees, MyECheck will provide the following:

2.1. Severity Levels. MyECheck will use commercially reasonable efforts to acknowledge and address, as described below, reported and reproducible material errors in the Software which prevent the Software from performing substantially in accordance with the Documentation (each an "error or issue"). MyECheck recognizes three severity levels of Software errors or issues:

(a) Severity 1 - Major System Impact. The Software suffers an error or issue which cannot be reasonably circumvented and which either (i) prevents GREENPAY from being able to execute transactions through the Software or (ii) otherwise so substantially impairs the performance of the Software as to effectively render it unusable. MyECheck will use commercially reasonable efforts to acknowledge any such reported error or issue as promptly as possible (but in no event longer than two (2) hours) and, if GREENPAY is using the Software in Production, will work 24 hours a day, 7 days a week using commercially reasonable efforts to promptly address and remedy such error or issue.

(b) Severity 2 - Moderate System Impact. The Software suffers an error or issue (which is not of Severity 1) which cannot be reasonably circumvented and which substantially impairs the use of one or more portions or features of the Software required by GREENPAY to perform necessary business functions. MyECheck will acknowledge any such reported error or issue promptly, but in no event longer than within four (4) hours and, if GREENPAY is using the Software in Production, will use commercially reasonable efforts to address and remedy such error with timeliness corresponding to the severity of the impact of such error on GREENPAY's business operation, including but not limited to working continually to address and remedy such error during MyECheck's normal Maintenance hours.

(c) Severity 3 - Minor System Impact. The Software suffers an error or issue (which is not of Severity 1 or Severity 2) which impairs the use of one or more portions or features of the Software, but the reported error or issue can be reasonably circumvented. MyECheck will acknowledge any such reported error or issue within one (1) business day and will work during MyECheck's normal Maintenance hours to provide the appropriate resolution.

(d) Resolution. Except as otherwise expressly set forth herein, MyECheck will use commercially reasonable efforts to resolve each reported error or issue with the Software by providing either: (i) a reasonable work around, which may consist of specific administrative steps or alternative programming calls; (ii) an object code patch to the Software; or (iii) a specific action plan regarding how MyECheck intends to address the reported error or issue and an estimate on how long it may take to remedy or work around the error or issue. GREENPAY acknowledges that in order to perform Maintenance, MyECheck may require access to and a copy of code in GREENPAY's possession (or that of GREENPAY's system integrator or consultants) relating to the Software or which may impact the performance of the Software. GREENPAY agrees to provide access, assistance and information to MyECheck as required to resolve errors or issues with the Software.

2.2 Available Updates. At no additional cost to GREENPAY, MyECheck will deliver to GREENPAY, as made commercially available by MyECheck, bug fixes, Maintenance updates and Major Releases for the Software ("Updates"), which will thereafter be considered "Software" for all purposes except for Section 8.1 of the Agreement. At its expense and as deemed appropriate by MyECheck in its sole discretion, MyECheck will furnish GREENPAY with revised Documentation (including release notes identifying each change) with each Update.

2.3 Other Errors and Issues. If GREENPAY reports an error or issue with the Software that is not of Severity 1, 2 or 3, MyECheck shall use commercially reasonable efforts to acknowledge such error or issue. If GREENPAY reports an error or issue with the Software that is not of Severity 1, 2 or 3 and that is scheduled by MyECheck to be addressed in a later Update, MyECheck may address such error or issue in such Update. GREENPAY agrees to pay MyECheck at MyECheck's standard rates for all effort expended towards resolution of any error or issue which is later determined to result from any cause other than an error or issue in the Software.

3. SUPPORT LINES.

3.1 First Line Support. GREENPAY shall establish and maintain the organization and processes to provide first line support directly to any of GREENPAY's customers. MyECheck shall have no obligation to provide any first line support to GREENPAY's customers. First line support shall include: (a) a direct response to GREENPAY's customers with respect to problems or inquiries concerning the performance, functionality or operation of the Software; (b) a diagnosis of problems or performance deficiencies in the Software; and (c) a resolution of problems or performance deficiencies in the Software.

3.2 Second Line Support. MyECheck shall maintain the organization and processes necessary to provide second line support for the Software to GREENPAY.

Such second line support shall be provided to GREENPAY only if, after reasonable commercial effort, GREENPAY is unable to diagnose and/or resolve problems or performance deficiencies in the Software. Second line support will be provided to up to two (2) designated and trained representatives of GREENPAY. MyECheck shall have no obligation to provide second line support directly to any of GREENPAY's customers. In order to assist MyECheck in providing such second line support, GREENPAY will provide MyECheck with the ability to access GREENPAY's site(s) which utilize the Software (including but not limited to configuration information and error logs) and provide assistance to MyECheck in order to facilitate MyECheck's use of remote administration tools relating to the Software.

4. SERVICE LIMITATIONS. The Maintenance does not include, nor will MyECheck be obligated to provide, services required as a result of: (a) any modification, reconfiguration or maintenance of the Software not performed or recommended by MyECheck; (b) any use of the Software on a system that does not meet MyECheck 's minimum standards for such as set forth in the applicable Documentation; (c) any third party hardware or software not supported or embedded by MyECheck; (d) any configuration of the Software (or hardware configurations) other than as recommended by MyECheck; or (e) any error caused by GREENPAY's or any third party's negligence, abuse, misapplication, or use of Software other than as expressly permitted under the Agreement.

5. TERM AND TERMINATION. This Maintenance Exhibit shall remain in effect for one (1) year from the Effective Date. This Maintenance Exhibit shall automatically renew for additional one (1) year periods, unless either party provides notice of cancellation of Maintenance to the other party at least thirty (30) days prior to the anniversary date of this Agreement. GREENPAY may terminate this Exhibit B if MyECheck materially breaches the terms of this Exhibit B and such breach remains uncured for thirty (30) days after written notice. The expiration or termination of this Exhibit shall not terminate or otherwise affect the Agreement.

EXHIBIT C

SERVICES EXHIBIT

1.  STATEMENT OF WORK. MyECheck may render services, working individually or with GREENPAY and/or third parties retained by GREENPAY, (the "Services") to GREENPAY on a time and materials basis as may be agreed upon in a written Statement of Work signed by both parties. If Services are to be provided on GREENPAY premises, GREENPAY shall provide safe and adequate space, power, network connections and other resources and assistance as requested by MyECheck.

2. PROJECT ADMINISTRATION. The Technical Contact (as set forth in the Agreement) for GREENPAY shall provide MyECheck all assistance and guidance reasonably requested by MyECheck for the performance of the Services. GREENPAY acknowledges that the timely performance of the Services is dependent both on reasonable access to and assistance by GREENPAY, including the GREENPAY Technical Contact. MyECheck acknowledges that the success of GREENPAY's business shall depend on MyECheck's ability to provided the Services on a timely basis in accordance with the dates specified by GREENPAY, and shall use all reasonable efforts to complete all Services efficiently and on or ahead of schedule

3. COMPENSATION. MyECheck shall be paid fees on a time and materials basis in accordance with Statement of Work signed by both parties. GREENPAY shall also reimburse MyECheck for reasonable travel, lodging, meal and other expenses reasonably incurred while providing the Services. MyECheck shall provide GREENPAY with accurate invoices detailing the consulting hours, fees and expense reimbursements due MyECheck. GREENPAY payment for Services and expenses shall be due thirty (30) days from the date of invoice. The parties agree that GREENPAY shall not be charged nor shall it be liable for any travel time incurred in connection herewith.

4. THIRD PARTY SOFTWARE. GREENPAY acknowledges that in order for MyECheck to perform the Services, GREENPAY may need to obtain additional third party services ("Third Party Services") or third party technology ("Third Party Technology"). GREENPAY agrees that the rights and licenses with respect to Third Party Technology and Third Party Services shall be under terms set forth in the pertinent purchase, license or services agreements between GREENPAY and the vendors of such Third Party Software or Third Party Services. GREENPAY shall execute and comply with appropriate purchase, license, or services agreements with respect to any Third Party Software or Third Party Services. Any amounts payable to third party vendors or service providers under such agreements are the sole responsibility of GREENPAY and shall be paid directly by GREENPAY to such third party vendors or service providers.

5. LICENSE TO GREENPAY MATERIALS. GREENPAY acknowledges that in order to perform the Services, MyECheck may require access to and use of certain software or other materials of GREENPAY or GREENPAY's suppliers (including access to code relating to the Software or that may effect the performance of the Software) ("GREENPAY Materials"). GREENPAY grants to MyECheck a royalty-free, non-exclusive license to access and use the GREENPAY Materials (including through subcontractors) as required for MyECheck's performance of the Services hereunder.

6. RIGHTS AND OWNERSHIP. To the extent that any modification, enhancement, extension, interface or derivative work to the Software or any other deliverable is produced through the Services, GREENPAY shall have the same rights in such (both the source and object code form) as GREENPAY has in the Software. GREENPAY acknowledges and agrees that other than the Third Party Software and the GREENPAY Materials, MyECheck owns all computer programs, utilities and intellectual property which aid MyECheck in performing the Services or which are produced as a result of the Services.

7. Independent Contractors. MyECheck agrees that it shall be considered an independent contractor and that it shall not be deemed to be an employee of GREENPAY. MyECheck and its employees, agents and contractors performing services hereunder shall not be entitled to any employee benefits of GREENPAY.

MyECheck Professional Services Statement of Work

PROJECT ASSIGNMENT

This Project Assignment is issued in accordance with, and shall be governed by, the terms herein and the terms and conditions of the Software License and Services Agreement entered into between the parties on March, 2012

Client Code:	Project Code:

Client Name: GREENPAY	Project Name:

MyECheck Consulting Director:

Name: Ed Starrs

Address: 3941 Park Drive, Suite 20-179, El Dorado Hills, CA 95762

Phone: (916) 365-6963

Fax: (866) 419-0363

Mobile Phone: (916) 365-6963

E-mail: ed.starrs@MyECheck.com

MyECheck Project Manager

Name: Steve Blandford

Address: 2624 Alana Ct., Cameron Park, CA 95682

Phone: (916) 222-8555

Fax: ( )

Mobile Phone: (916) 671-4349

Email: steve.blandford@MyECheck.com

GREENPAY Project Manager:

Name:

Title:

Address:
Phone:
E-mail:
Fax:

Mobile:
Email:

GREENPAY Billing Contact:

Name:

Title:

Address:
Phone:
E-mail:
Fax:

Mobile:
Email:

License:

GREENPAY ("GREENPAY") understands that in order to commence the work contemplated in this Project Assignment, GREENPAY and MyECheck must have negotiated and executed a Software License and Services Agreement.

Project Objective:

MyECheck Consulting Services will provide general and technical consulting services to GREENPAY on a monthly fee basis to assist with the implementation of MyECheck Software. This Statement of Work covers all work performed by MyECheck Professional Services until March, 2013. Rates of MyECheck Professional Services resources will be at the rates described below. The support provided herein will include but not be limited to the following areas:

o	Oversight
o	Project management best practices, and reusable interfaces/customizations
o	CIS/merchandising advisory
o	Environment architecture advisory
o	Template design and development advisory
o	Customization design and development advisory
o	Interface design and development advisory
o	Call center design and development advisory
o	General subject matter expertise

Members from MyECheck Professional Services will be assigned in various rolls to support GREENPAY in its implementation of the MyECheck system. MyECheck Professional services staff will be assigned to support GREENPAY in its implementation of the MyECheck system for the Public Launch. The involvement of these consultants will range from part time to full time. MyECheck will direct the extent of the involvement that is necessary, and GREENPAY agrees to devote such resources as MyECheck shall reasonably direct. However, minimal time from the MyECheck Consulting Director and at least part time involvement from a Consulting Manager will be mandatory. The primary goal of the MyECheck Professional services personnel is the support of GREENPAY in the successful implementation of the MyECheck system.

MyECheck Software consultants will work at various location including MyECheck offices and on site at GREENPAY specified offices, and offsite as required.

Mr. Ed Starrs Consulting Director, is assigned as the MyECheck Consulting Director for GREENPAY and is the main MyECheck contact for the Project. Steve Blandford is the project Manager and will manage the daily operation of the project.

In Scope:

•	implementation of MyECheck system
•	branding for customer

•	bank & merchant integration support
•	custom work for customers industry specific needs [vertical integration with other technologies]
•	ongoing system maintenance and build-out
•	training of staff in operational use
•	consulting with technical staff about systems administration
•	consulting with technical staff about systems engineering
•	consulting with technical staff about systems security and anti-fraud technologies

Out of Scope:

•	Responsibility for any formal deliverables other than those agreed upon by GREENPAY and MyECheck Software during the course of the project.
•	Responsibility for managing or creating any product data, prices, promotions, and content (graphics, HTML, copy).

Project Requirements:

•	GREENPAY will provide knowledgeable personnel during the project who are familiar with the project requirements.

•	GREENPAY will provide network/server administrator assistance when MyECheck installs any software, and provide any needed network linkage to any existing databases.

•	MyECheck technical resources will be provided desktop space, connection to the development environment and network, telephones, and analog line for connection to the MyECheck network while working on site.

•	GREENPAY will provide as needed roles (creative, data loads, DBA and system admin).

Project Staffing for MyECheck Resources:

Project staffing level will be determined by MyECheck. The staffing level is elastic and may be changed by MyECheck based upon project requirements without notice or penalty. GREENPAY is engaging MyECheck Professional services roles and not specific staff.

Roles and Responsibilities:

Steve Blandford will serve as the MyECheck Project Director, and will provide guidance to the project based on other past and current MyECheck consulting projects, as well as general project experience. He will serve as the key point of contact for project specific MyECheck resource needs and to serve as the first point of escalation beyond the MyECheck on site project team.

Mr. Blandford will offer best practice design experience in the areas of GREENPAY system merchandising functionality, site design, back end integration design, GREENPAY project phase task planning (design, build, test, performance test, go live support), and help provide general project reviews and observations using previous MyECheck project and general project experience. MyECheck will also serve to facilitate Tech Support readiness, GREENPAY engineer requirements gathering, GREENPAY release acceptance planning, GREENPAY implementation issue escalation, and is responsible to GREENPAY for managing onsite MyECheck consultants.

MyECheck will assign, at the Client's request, consultants and/or senior consultants to assist the GREENPAY team, to work on gap analysis, architecture, CIS advisory, template development, customization, backend integration design and development, mentoring, and as needed. These resources can work on specific development tasks as assigned by the GREENPAY project management and the MyECheck Consulting Manager. These resources can also serve as a leveraged resources for other development team members on MyECheck technical issues regarding site development, most specifically questions relating to the use of the MyECheck system API's and template development.

MyECheck may assign a part time Principal Consultant or consulting manager to serve as the Solution Architect, initially working on gap analysis and architecture (for new development), complex development and customization, backend integration design and development, mentoring, and then as needed.

From time to time, MyECheck may provide additional strategic, part time resources with specific expertise for specific, well-defined, reasons, tasks, or advice, in 1 or 2 day efforts. These part time resources would be project & time specific and would be agreed to between MyECheck and GREENPAY before such resources would be assigned.

Project Organization:

The MyECheck Software project team is organized as follows. All MyECheck Professional Services report to the Project Manager. The Project Manager reports to the Consulting Director.

Consulting Rates:

All work will be on a month fee basis for full time availability, or billed hourly per the following rates. Rates are not subject to change before: March 30, 2013. If the rates change, MyECheck will notify the client prior to the change.

Per Month for 12 Months	$10,000.00

Or
Hourly (Subject to Scheduling and Availability)	$125.00/Hour

Project Pricing and Expenses:

MyECheck shall incur all reasonable expenses in the performance of the services contained herein including but not limited to contractors and consultants used for software development, testing, quality assurance and deployment during the term of this agreement.

From time to time there may be a need for GREENPAY to incur certain expenses. Notwithstanding anything else to the contrary contained herein, any single expense in excess of three hundred dollars ($500) must be pre-approved in writing (or by email) by GREENPAY or it shall not be deemed a reimbursable expense.

Billing schedule:

Billing is monthly and payment is due on the first day of each month for services to be provided that month, and shall be transferred by wire transfer to the account number provided by the MyECheck Consulting Director.

MyECheck reserves the right to discontinue the provision of services under this Statement of Services in the event that Client fails to continue to make timely payment of fees and expenses due hereunder. A late fee of Prime plus 3% annualized will be assessed for payment beyond 30 days.

Non-Solicitation of Employees:

During the term of this Agreement and for a period of one (1) year following completion of work hereunder, neither party shall solicit employment of any current or prior employee of the other.

Signatures:

EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS STATEMENT OF WORK, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, EACH PARTY AGREES THAT, ALONG WITH THE APPLICABLE SOFTWARE LICENSE AND SERVICES AGREEMENT, THIS STATEMENT OF WORK AND APPLICABLE CHANGE ORDERS ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SERVICES DESCRIBED HEREIN, WHICH SUPERSEDES ALL PROPOSALS OR PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

THE SIGNATURE BELOW ACKNOWLEDGES THAT EACH PARTY HAS AUTHORIZED AND APPROVED THIS ORDER IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT. WHETHER OR NOT CUSTOMER ISSUES A PURCHASE ORDER, THIS SIGNATURE IS CUSTOMER'S EXPRESS AUTHORIZATION AND COMMITMENT TO PAY MYECHECK FOR THE PRODUCTS AND/OR SERVICES HEREIN IN ACCORDANCE WITH THE PAYMENT SCHEDULE FOR THIS ORDER. IF NO PAYMENT TERMS HAVE BEEN SPECIFIED ELSEWHERE, PAYMENTS ARE DUE NET 30 DAYS FROM INVOICE DATE. CUSTOMER AGREES THAT THESE TERMS WILL CONTROL OVER ANY CONFLICTING TERMS ON ANY CUSTOMER PURCHASE ORDER.

CUSTOMER MAY TERMINATE ANY PROFESSIONAL SERVICES STATEMENT OF WORK HEREUNDER AT ANY TIME BY PROVIDING MYECHECK WITH WRITTEN NOTICE THIRTY (30) WORKING DAYS PRIOR TO TERMINATION. THIS NOTICE IS REQUIRED REGARDLESS OF WHETHER WORK HAS STARTED OR NOT. IN THE EVENT THAT CUSTOMER TERMINATES EITHER A PROFESSIONAL SERVICES STATEMENT OF WORK OR SERVICES TO BE PERFORMED HEREUNDER, CUSTOMER SHALL REMAIN OBLIGATED TO PAY MYECHECK SOFTWARE FOR THE SERVICES PERFORMED, OR TO BE PERFORMED FOR THE REMAINDER OF THE TERM OF THE AGREEMENT.

ACCEPTED BY: GREENPAY	ACCEPTED BY: MyECheck Inc.

Signed:	By:

Name:	Name:

Title:	Title:

Date:	Date:

PATENT LICENSE AGREEMENT

This agreement is made and entered into between MyECheck, Inc. (hereinafter called "Licensor") whose address is 3941 Park Drive, Suite 20-179, El Dorado Hills, CA 95762, and GreenPay LLC (hereinafter called "Licensee"), having its principle office at 1740 H Dell Range Blvd #281, Cheyenne, WY 82009.

Witnesseth that:

1.               Whereas, Licensor has licensing rights to a United States Patent (hereinafter called the "Patent"); and

2.               Whereas Licensee wishes to obtain a license to use the inventions described in the Patent under the terms & conditions hereinafter set forth:

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained it is agreed as follows:

ARTICLE I — DEFINITIONS

For the purpose of this agreement, the following definitions shall apply:

1.               Patent: Shall mean:

a.              US Patent Number 7,389,913 titled "Method and apparatus for online check processing".

b.              Any and all improvements developed by Licensor, whether patentable or not, relating to the Patent, which Licensor may now or may hereafter develop, own or control.

c.              Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

2.              Product(s): Shall mean any products, services, materials, compositions, techniques, devices, methods or inventions relating to or based on the Patent, developed on the date of this agreement or in the future.

3.              Gross Sales: Shall mean total US dollar value(s) of Product(s) generated based on the Patent.

4.              Confidential Proprietary Information: Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.              Becomes known to the other Party prior to receipt from such first Party;

b.              Becomes publicly known through sources other than such first Party;

c.              Is lawfully received by such other Party from a party other than the first Party; or

d.              Is approved for release by written authorization from such first Party.

5.              License: Shall mean a license, not including the right to sublicense unless otherwise agreed to by Licensor, whereby Licensee's rights are limited to the terms and conditions specified in the License Agreement.

6.              Non-Exclusive License: Shall mean a license, not including the right to sublicense, whereby Licensee's rights are non-exclusive and licensee has no rights to exclude any others, including Licensor and its affiliates, assignees, or other licensees.

7.              Know-how: Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this agreement.

8.              Intellectual Property Rights: Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.

9.              Royalty (ies): Shall mean revenues received in the form of cash and/or equity from holdings from Licensees as a result of licensing and using, selling, making, having made, sublicensing or leasing of the Patent.

ARTICLE II- GRANT OF LICENSE

1.	Licensor hereby grants to Licensee, a perpetual, worldwide non-exclusive non-restricted license, to make, use, sell and lease the Products described in the Patent.

2.	Grant of License does include the right to sublicense the patent.

3.	Licensor retains the right to continue to use Patent in any way for commercial non-commercial purposes.

ARTICLE III- LICENSE PAYMENTS For the license herein granted:

Patent License Fee:	$900,000.00

Transaction Fees:	$0.04 per transaction

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.         Reports. Within thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed and delivered within thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the Gross Sales, sublicensed, leased or used by Licensee and total sublicensing receipts during the quarter annual period. If there are no Gross Sales or sublicensing receipts, a statement to that effect be made by Licensee to Licensor. At the time each report is made, Licensee shall pay to Licensor any and all unpaid royalties, and any accrued interest or other payments shown by such report to the payable hereunder.

2.         Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1. hereof to be determined. Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1. hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, if not, the reasons why not.

ARTICLE V - MARKING

Licensee agrees to mark or have marked all Products made, used or leased by it under the Patent, if and to the extent such markings shall be practical, with such patent markings as shall be desirable or required by applicable patent laws.

ARTICLE VI - DILIGENCE

1.         Licensee shall use its best efforts to bring the Patent to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

2.         Licensee shall permit an in-house inspection of Licensee facilities by Licensor on an annual basis or at any time at the request of Licensor.

3.         Licensee failure to perform in accordance with either paragraph 1 or 2 of this ARTICLE VI shall be grounds for Licensor to terminate this agreement.

ARTICLE VII - TERMINATION

1.         Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

a.         Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder

b.         Default in the making of any reports required hereunder and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

c.         Default in the performance of any other material obligation contained in this agreement on the part of Licensee to be performed and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee written notice of such default.

d.         Adjudication that Licensee is bankrupt or insolvent.

e.         The filling by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.         The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

2.         Effect of termination.

Termination of this agreement shall not in any way operate to impair or destroy any of Licensor's right or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

3.         Effect of delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor's right of termination for any other subsequent default by Licensee.

4.         Return of Licensed Patent Rights.

Upon termination of this agreement, all of the Licensed Patent Rights shall be returned to Licensor. In the event of termination of the agreement by Licensee, Licensee shall grant to Licensor a non-exclusive, royalty- free License, with right to sublicense, to manufacture, use and sell improvements including all known-how to Licensed Patent Rights made by Licensee during the period of this agreement prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Licensed Patent Rights.

ARTICLE VIII — TERM

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be for one year (from and after the date hereof until twelve months have expired). At the end of the term, Licensee shall have the right to renew the license and such renewal shall not be reasonably withheld.

ARTICLE IX - PATENT LITIGATION

1.         Initiation. In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights included in the Licensed Patent Rights, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee's selection with respect to such infringement. In the event Licensee fails to defend any declaratory judgment action brought against any patent or patents of the Licensed Patent Rights, Licensor on written notice to Licensee may terminate the License as to the particular patent or patents involved in such declaratory judgment action.

2.         Expenses and proceeds of litigation. Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these suits expecting that portion of the judgments attributable to royalties from the infringer shall be divided equally between Licensor and Licensee after deducting any and all expenses of such suits; provided, however, Licensor shall not be entitled to receive more under this provision than if the infringer had been licensed by Licensee.

3.         Licensor's right to sue. If Licensee shall fail to commence suit on an infringement hereunder within ninety (90) days after the receipt of Licensor's written request to do so. Licensor in protection of its reversionary rights shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor.

ARTICLE X - PATENT FILINGS AND PROSECUTING

1.         Licensee shall pay future costs of the prosecution of the patent applications pending as set forth in ARTICLE I, Paragraph 2. Which are reasonably necessary to obtain a patent. Furthermore, Licensee will pay for the costs of filling, prosecuting and maintaining foreign counterpart applications to such pending patent applications, such foreign applications to be filed within ten (10) months prior to the filling date of the corresponding patent application.

2.         Licensor shall own improvements by the inventors. Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on patentable improvements made by inventors, however, in the event that Licensee refuses to file patent applications on such patentable improvements in the United States of America and selected foreign countries when requested by Licensor, the rights to such patentable improvements for said countries shall be returned to Licensor.

3.         Preparation and maintenance of patent applications and patents undertaken at Licensee's cost shall be performed by patent attorneys selected by Licensor; and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter. Both parties shall review and approve any and all patent related documents.

4.         Licensee shall have the right to, on thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any of said patents and/or patent applications. Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and/or maintenance on its own name at its own expense in which event the License shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

ARTICLE XI - NOTICES, ASSIGNEES

1.         Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.         Assignees, etc. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XII - MISCELLANEOUS

1.         This agreement is executed and delivered in El Dorado County, California and shall be constructed in accordance with the laws of the State of California.

2.         No other understanding. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.         No representations or warranties regarding patents of third parties. No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Patent.

4.         Indemnity. Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Patent.

5.         Insurance. During the term of this agreement, Licensee shall, maintain the following insurance coverage:

a.         Commercial general liability with a limit of no less than one million dollars ($1,000,000.00) each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b.         Professional liability of no less than one million dollars ($1,000,000.00) each occurrence.

c.         Workers' compensation consistent with statutory requirements. Certificates of insurance shall be provided to Licensor upon request and shall include the provision for 30-day notification to the certificate holder of any cancellation or material alteration in the coverage.

6.         Advertising. Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor.

7.         Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to other party that such persons understand that this duty on confidentiality.

8.         Disclaimer of Warranty. Licensed Patent Rights is experimental in nature and it is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITTION WARRANTIS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the Patent will not infringe any patent or proprietary rights of third parties.

In witness whereof, the parties hereto have caused this agreement to be executed by their duly authorized representatives.

The effective date of this agreement is February 24, 2014.

ACCEPTED BY: GREENPAY, LLC	ACCEPTED BY: MyECheck, Inc.

LICENSEE	LICENSOR

Signed: /s/ Matthew A. Hanson	By: /s/ Edward R. Starrs

Name: Matthew A. Hanson	Name: Edward R. Starrs

Title: Managing Director	Title: CEO

Date: February 24, 2014	Date: February 24, 2014